UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

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Staples, Inc.
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Commencing on May 21, 2014, the following communication will be sent to certain stockholders of Staples, Inc.

Dear Stockholder:

Staples, Inc. (“we”, the “Company” or “Staples”) is holding its 2014 Annual Meeting of Stockholders on June 2, 2014 (the “Annual Meeting”). We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. Particularly, we are requesting your support by voting “FOR” Item 3, Proposal to Approve, on an Advisory Basis, Named Executive Officer Compensation (the “Say on Pay” proposal) and voting “AGAINST” Item 5, Non-Binding Proposal Requiring Company to have an Independent Board Chairman (the “Independent Board Chairman” proposal). In deciding how to vote on the proposals, we encourage you to read the relevant portions of our proxy statement and consider the supplemental information below.

Supplemental Information Regarding Item 3
Say on Pay

Two independent proxy advisory firms, Glass Lewis and Egan-Jones, agree with the Board and have recommended a vote “FOR” Item 3, the Say on Pay proposal. Institutional Shareholder Services (“ISS”), another proxy advisory firm, has recommended a vote “AGAINST”. We believe that ISS’ analysis does not appropriately value the significant changes to our 2013 executive compensation program, which were endorsed last year by our shareholders with 98% approval, and instead focuses on a narrow set of issues (broad-based cash award, actions taken to align prior year compensation programs and a base salary increase) that do no relate to the elements of pay that comprise the vast majority of executive pay opportunity. The chart below provides the breakdown of compensation for our CEO in 2013, highlighting the program’s focus on performance-based equity versus other elements of 2013 compensation. The chart is based on the summary compensation table reported in our proxy statement.

We strongly disagree with ISS’ analysis and urge stockholders to vote “FOR” the proposal for the reasons set forth in our proxy statement and also stated below:

•
In 2013, our Compensation Committee made significant changes to the compensation program to support our strategic plan and create a stronger link between pay and performance. These changes included the elimination of time-vested equity and movement to the performance share program, use of separate metrics for short-term and long-term incentives, focus on metrics that deliver stockholder value, simplification of the overall program and the addition of a total shareholder return (“TSR”) component based on our TSR over a three year period relative to the S&P 500. All of these changes were responsive to direct stockholder feedback.

•
Glass Lewis has recommended a vote in favor of the Say on Pay proposal. Although noting that shareholders should be mindful of certain issues, Glass Lewis determined that Staples’ executive compensation was aligned with performance, as indicated by its pay-for-performance analysis. Egan-Jones came to the same conclusion saying that Staples’ compensation “policies and procedures are centered on a competitive pay-for-performance culture, strongly aligned with the long-term interests of its shareholders and necessary to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and the enhancement of shareholder value.”

•
ISS’ characterization of the “2013 Reinvention Cash Award” as an added “program” is misleading. The award was a one-time payment to all associates eligible to participate in our annual incentive bonus program and was paid in recognition of the significant additional workload of associates during the implementation of our new strategy. The award addressed the need to retain key talent and continue to motivate associates in light of the fact that we had not paid a bonus to our associates in two years. While the payments made were intended to reinforce the importance of our new strategy and reward progress, they were not a significant part of total compensation. The amount paid was equal to 16% of associates’ annual bonus opportunity and, for the CEO, represented 2.8% of total compensation.

•
We also disagree with ISS that the 2013-2014 supplemental long term cash award should be viewed as “extra” or a “special cash cycle.” Before 2013, long term incentives to our executives included stock options, time-based restricted stock and long term cash awards. In 2011 and 2012, our executives were granted long term cash awards with three year performance periods extending through 2013 and 2014, respectively. In connection with the significant financial investment required to support our new strategy, we recognized that achievement of the previously established cumulative RONA goal for our 2012-2014 long term cash awards would be highly unlikely. The 2013-2014 supplemental long term cash award was intended to recognize the effect of the change in business strategy and to account for the remaining two year “run out” period of the 2012-2014 long term cash award. The impact of long term cash awards in 2013 for our CEO was as follows:

◦	Amount earned in 2013 under the 2011-2013 long term cash award was $121,933 or 14.34% of target

◦	Amount earned (not paid) in 2013 under the 2013-2014 long term cash award was $545,482 or 49.74% of target

◦	Total long term cash amount of $667,415 represents 6.2% of the CEO's total 2013 compensation

•
The goals established for the 2013-2014 supplemental long term cash award were intended to mirror the same goals as the performance share program because all vice presidents and above participate in the long term cash incentive, while only 10 senior officers participate in the performance share program. It was important to our strategy that everyone in the company work to achieve the same goals.

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We disagree with ISS’ opinion that we didn't disclose enough detail about our goals. We disclose goals under our short-term and long-term incentive plans in compliance with SEC rules. The rigor of the goals we set is evident by disclosure of low to moderate payout percentages over the past three years, as disclosed in our proxy statement. There were no payouts for the cash bonus awards in 2013 and 2012 due to achievement below the minimum EPS threshold.

•
A year over year increase of 3.8% in total cash opportunity (2013 salary plus target bonus of $1.873M vs. 2012 salary plus target bonus of $1.805M) is not “significant” as implied by ISS in its comments relating to the base salary increase for our CEO, and we provide the following additional context:

◦	Base salary is 5% below ISS selected peer group median and 6% below Staples’ defined peers

◦	Base salary is less than 12% of total 2013 CEO compensation (as noted in chart above)

◦	Annual compounded growth rate in our CEO salary over the last five years is less than 2.4%

•
ISS reports that our equity arrangements are subject to single trigger accelerated vesting, however this is true for only a portion of options, which were last issued to senior executives in 2012 and which are all currently underwater. We no longer grant stock options. All performance shares and previously issued and new grants of restricted stock units have double trigger provisions.

•
We have a policy prohibiting tax gross up provisions in any future employment related agreements. Although our CEO’s severance benefits agreement (in place prior to implementation of the policy) provides for reimbursement of certain excise taxes in connection with a termination without cause or resignation for good reason following a change in control, this provision would only be triggered if the stock price were approximately $116.00 (based on our most recent calculation). No other executives are entitled to any tax gross-ups.

We urge you to vote "FOR" approval of Item 3.

Supplemental Information Regarding Item 5
Independent Board Chairman
Egan-Jones agrees with our Board, recognizing that requiring Staples to adopt a policy to have an Independent Board Chairman eliminates the Board’s ability to exercise its independent judgment and has recommended a vote “AGAINST” Item 5, the Independent Board Chairman proposal. ISS and Glass Lewis have recommended a vote “FOR” the proposal because they assert that stockholders "may" benefit from a change in the board leadership structure. Although we satisfied ISS’ framework for high independence of the Board and a strong counterbalancing structure with an independent Lead Director that has robust duties, ISS reached its conclusion based on TSR and the same flawed subjective analysis on pay and performance as discussed above. Glass Lewis believes that the vesting of Board and executive leadership in one person inhibits independent oversight. We strongly disagree and urge stockholders to vote “AGAINST” the proposal for the reasons set forth in our proxy statement and also stated below:

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Staples is undergoing a multi-year strategic reinvention to reshape our existing business to improve productivity. The proxy advisors fail to address any risks to stockholders associated with the disruption of Board leadership structure during this time and the possible displacement of the director that is most familiar with our day-to-day operations.

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The Board is in the best position to evaluate who should be Chairman and how it should structure its leadership. This year, the Board has determined that the combined role of the Chairman and CEO provides for a single, clear focus for command to execute Staples’ strategic initiatives and business plan. As the Egan-Jones recommendation correctly points out, the proposal restricts the Board’s ability to select a Chairman based on Staples’ particular needs.

•
An arbitrary one-size fits all approach to public company governance is not appropriate. ISS says it is “often in the shareholders’ best interest to separate” the positions of Chairman and CEO but does not substantiate why they come to that conclusion. Similarly, Glass Lewis says they believe “adopting a policy requiring an independent Chairman may serve to protect shareholder interests.” Both recommendations seem aspirational that a change in Board leadership structure may provide benefits to our stockholders. There is no established consensus that separating the roles of Chairman and CEO enhances returns for stockholders. In fact, during our fall 2013 outreach program, many of our larger institutional investors told us that they believed it was best for the Board to retain its flexibility in choosing the leadership structure that is best for Staples. Change solely for the sake of change during a challenging period for our company is a dangerous proposition for stockholders.

•
Our Board is structured to provide proper and effective oversight of management. We have an engaged and effective Independent Lead Director with duties that ISS has acknowledged are robust. Additionally, he meets with the other independent directors, generally after each Board meeting. He has the authority to call meetings and approved agendas, schedules and information before they are sent to the Board. He also has the authority to retain independent advisors and consultants.

•	Our governance program provides stockholders with oversight of management and accountability to stockholders:

◦	10 of 11 directors nominated for re-election are independent

◦	All key Board committees are entirely independent

◦	Annual elections of directors

◦	Majority vote standard for directors

◦	No stockholder rights plan

◦	No supermajority provisions

◦	Stockholders have the right to call special meetings

◦	Stockholders can act by majority written consent

We urge you to vote "AGAINST" approval of Item 5.

Your vote is important regardless of the number of shares you own. We appreciate and thank you for your continued support of Staples.